Exhibit 4.1
OTTER TAIL CORPORATION

SECOND AMENDMENT

Dated as of September 11, 2008
to
NOTE PURCHASE AGREEMENT
Dated as of August 20, 2007
$33,000,000 5.95% Senior Unsecured Notes, Series A, due 2017
$30,000,000 6.15% Senior Unsecured Notes, Series B, due 2022
$42,000,000 6.37% Senior Unsecured Notes, Series C, due 2027
$50,000,000 6.47% Senior Unsecured Notes, Series A, due 2037

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
     This Second Amendment dated as of September 11, 2008 (the or this “Second Amendment”) to the Note Purchase Agreement dated as of August 20, 2007 is between OTTER TAIL CORPORATION, a Minnesota corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).
RECITALS:
     A. The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of August 20, 2007 between the Company and each of the Noteholders listed on Schedule A thereto, as amended by a First Amendment dated as of December 14, 2007 between the Company and the institutions signatory thereto (as so amended, the “Note Purchase Agreement”). The Company has heretofore issued (a) $33,000,000 aggregate principal amount of 5.95% Senior Unsecured Notes, Series A, due 2017 (the “Series A Notes”); (b) $30,000,000 aggregate principal amount of 6.15% Senior Unsecured Notes, Series B, due 2022 (the “Series B Notes”); (c) $42,000,000 aggregate principal amount of 6.37% Senior Unsecured Notes, Series C, due 2027 (the “Series C Notes”); and (d) $50,000,000 aggregate principal amount of 6.47% Senior Unsecured Notes, Series D, due 2037 (the “Series D Notes” and together with the Series A Notes, the Series B Notes and the Series C Notes, collectively, the “Notes”) pursuant to the Note Purchase Agreement.
     B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1. AMENDMENT.
     1.1. Section 12.9 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:
     Section 12.9. Subsidiary Guarantees. The Company will not permit any Subsidiary to either (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranties by one or more Subsidiaries of the Company or Varistar of obligations of the Company or Varistar in respect of Indebtedness identified in

Schedule 7.15 hereto, (ii) guaranties by one or more Subsidiaries of the Company or Varistar of obligations of the Company in respect of Indebtedness of the Company pursuant to that certain Note Purchase Agreement, dated as of February 23, 2007, between the Company and Cascade Investment L.L.C., (iii) guaranties by any Subsidiaries of Varistar in respect of indebtedness incurred by Varistar under a credit facility with U.S. Bank National Association entered into after the date hereof, if any (a “Varistar Credit Facility”), and in connection therewith Varistar agrees to a covenant restricting itself or its Subsidiaries from guaranteeing indebtedness of any other Person (subject to the exceptions provided for therein) (a “Subsidiary Guarantee Covenant”), (iv) guaranties by the Company or any Subsidiary of obligations of any Subsidiary as lessee under any lease that is not a Capital Lease, and (v) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate. Notwithstanding the foregoing, in the event Varistar enters into a Varistar Credit Facility, then (i) in the event such Varistar Credit Facility is terminated or expires by its terms, the provisions of this Section 12.9 shall be deemed deleted and shall no longer be in effect and (ii) in the event that the Subsidiary Guarantee Covenant does not apply to any particular Subsidiary or Subsidiaries, the provisions of this Section 12.9 shall be deemed deleted and shall no longer be in effect with respect to such particular Subsidiary or Subsidiaries.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     2.1. To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:
     (a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Note Purchase Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, mortgage, deed of trust, loan, purchase or credit agreement or other Material agreement or instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);
     (d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing; and

     (e) all the representations and warranties contained in Section 7 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.
SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.
     3.1. This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
     (a) executed counterparts of this Second Amendment, duly executed by the Company and the Required Holders, shall have been delivered to the Noteholders;
     (b) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof; and
     (c) the Company shall have paid to the holders of the outstanding Notes, ratably, an agreed-upon fee.
     Upon receipt of all of the foregoing, this Second Amendment shall become effective.
SECTION 4. PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.
     4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Winston & Strawn LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.
SECTION 5. MISCELLANEOUS.
     5.1. This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
     5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.
     5.3. The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     5.4. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.
[Remainder of Page Intentionally Left Blank]

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
	Name:	Kevin G. Moug
	Title:	CFO & Treasurer

ACCEPTED AND AGREED TO:
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By	/s/ Lisa M. Ferraro

Name: Lisa M. Ferraro
Title: Director
PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY
By: Provident Investment Management, LLC
Its: Agent

By	/s/ Ben Vance

Name: Ben Vance
Title: Managing Director
THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By	/s/ Barry Scheinholtz

Name: Barry Scheinholtz
Title: Senior Director, Private Placements
THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Alan D. Onstad

Name: Alan D. Onstad
Title: Senior Director
PHOENIX LIFE INSURANCE COMPANY

By

Name:
Title:

FORT DEARBORN LIFE INSURANCE COMPANY
THE CATHOLIC AID ASSOCIATION
GREAT WESTERN INSURANCE COMPANY
AMERICAN REPUBLIC INSURANCE COMPANY
CINCINNATI INSURANCE COMPANY
COLORADO BANKERS LIFE INSURANCE COMPANY
By: Advantus Capital Management, Inc.

By	/s/ James F. Geiger

Name: James F. Geiger
Title: Vice President
NAVY MUTUAL AID ASSOCIATION

By

Name:
Title: Title:
NATIONAL GUARDIAN LIFE INSURANCE COMPANY

By	R.A. Mucci

Name: R.A. Mucci
Title: Senior Vice President & Treasurer
AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS

By	/s/ W.J. Jeffery

Name: W.J. Jeffery
Title: Chief Investment Officer
AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS (JAPAN BRANCH)

By	/s/ W.J. Jeffery

Name: W.J. Jeffery
Title: Chief Investment Officer